CARMAX REPORTS FOURTH QUARTER
AND FISCAL YEAR 2010 EARNINGS

Announces Phased Resumption of Store Growth

Richmond, Va., April 1, 2010 – CarMax, Inc. (NYSE:KMX) today reported results for the fourth quarter and fiscal year ended February 28, 2010.

▪
Net sales and operating revenues increased 25% to $1.83 billion from $1.47 billion in the fourth quarter of fiscal 2009.  For the fiscal year, net sales and operating revenues increased 7% to $7.47 billion from $6.97 billion in fiscal 2009.

▪	Comparable store used unit sales increased 12% for the fourth quarter and 1% for the fiscal year.

▪	Total used unit sales rose 13% in the fourth quarter and 3% for the fiscal year.

▪	For the fourth quarter, the company reported net income of $75.4 million, or $0.33 per diluted share, in fiscal 2010 compared with $37.5 million, or $0.17 per diluted share, in fiscal 2009.
•	Results for the fourth quarter of fiscal 2010 were increased by $0.07 per share for CarMax Auto Finance (CAF) favorable adjustments primarily related to loans originated in previous quarters.

▪	For the fiscal year, the company reported net income of $281.7 million, or $1.26 per diluted share, in fiscal 2010 compared with $59.2 million, or $0.27 per diluted share, in fiscal 2009.
•
Results for fiscal 2010 were increased by $0.07 per share for CAF favorable adjustments, while results for fiscal 2009 were reduced by $0.23 per share for CAF unfavorable adjustments.  In each case, the adjustments primarily related to loans originated in previous fiscal years.

Fourth Quarter Business Performance Review

Sales.  “We are pleased to report strong fourth quarter and fiscal year results, especially given the difficult market conditions we faced,” said Tom Folliard, president and chief executive officer.  Our fourth quarter represented our third consecutive quarter of year-over-year increases in unit sales and earnings.  The 12% increase in comparable store used unit sales reflected roughly equal contributions from improvements in customer traffic and sales execution.

For the fiscal year, our data indicates that we increased our share of the late-model used vehicle market by more than 10%, while the overall market contracted.  Our ability to grow market share year after year is a testament to the strength of our consumer offer and the preference for our brand.

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CarMax, Inc.

Our previously announced short-term agreement with Santander Consumer USA, entered into in November, substantially offset the adverse sales effect of CAF’s tightening of lending standards implemented earlier in the year.  Under this agreement, Santander is purchasing a large portion of the loans that CAF would have originated previously.  The term of this arrangement has been extended for an additional 90-day period.

Wholesale unit sales increased 24% compared with the fourth quarter of fiscal 2009.  The increase in unit sales was the result of significant increases in both our appraisal traffic and our appraisal buy rate.  We believe the improvement in our buy rate was largely attributable to the higher year-over-year wholesale pricing environment and the resulting increases in our appraisal offers.

Other sales and revenues decreased 4% versus the prior year’s quarter.  A 26% increase in extended service plan revenues was more than offset by a reduction in third-party finance fees.  The decline in third-party finance fees was primarily due to a mix shift among providers.  The percentage of vehicle sales represented by subprime financings, which typically peaks during tax refund season, increased by several percentage points compared with the prior year quarter.

Gross Profit.  Total gross profit increased 15% to $265.2 million from $230.3 million in the fourth quarter of fiscal 2009, primarily as a result of the 13% increase in used unit sales.  Our total gross profit dollars per retail unit also increased 2%, or $68 per unit, to $2,965 in the current quarter from $2,897 in the corresponding prior year quarter.

Despite the challenging comparison, we were able to increase used vehicle gross profit to $2,067 per unit from $2,040 per unit in the prior year’s fourth quarter.  The continued strength of our used vehicle gross profit reflected the combination of several factors, including incremental progress on our initiative to reduce waste in the vehicle reconditioning process, the support provided by continued strong wholesale used vehicle valuations and an increase in the percentage of retail vehicles sourced directly from consumers.

Wholesale gross profit increased to $936 per unit in the current quarter, compared with $882 per unit in the fourth quarter of last year, reflecting both the higher year-over-year wholesale pricing environment and continued strong attendance at our auctions, where we achieved a new record dealer-to-car ratio in the quarter.

Other gross profit fell to $436 per unit from $473 per unit in the prior year quarter.  While our extended service plan profits benefited from both the increase in used unit sales and the contribution from our new guaranteed asset protection product, the significant decline in third-party finance fees resulted in the overall decline in other gross profit per unit.

CarMax Auto Finance.  CAF income increased to $58.9 million compared with $28.0 million in last year’s fourth quarter.  CAF income for the current year quarter was increased by $26.6 million of favorable adjustments primarily related to loans originated in previous fiscal periods, including:

▪
A $10.8 million benefit related to more favorable funding costs for the $470 million of auto loan receivables that were refinanced in a term securitization during the fourth quarter.  The vast majority of these loans were originated in earlier quarters of the current fiscal year.

▪	$10.2 million of net favorable valuation adjustments, including a decrease in the discount rate assumption and other net adjustments on select pools of loans.
▪
$5.6 million of favorable mark-to-market adjustments resulting from improvements in credit market conditions and favorable valuation adjustments to certain derivatives.  The majority of the adjustment related to the retained subordinated bonds, which had a fair value of $248.8 million as of February 28, 2010.

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CarMax, Inc.

CAF’s gain on loans originated and sold was $15.8 million in both the current quarter and the prior year’s fourth quarter.  CAF’s loans originated and sold rose 20% to $444.9 million, primarily reflecting our retail vehicle revenue growth, as the percentage of sales financed by CAF was similar to last year’s fourth quarter.  However, the effect of the increase in loan originations was fully offset by a decrease in the gain percentage, which fell to 3.6% in the current year quarter versus 4.3% in the fourth quarter of last year.  The decline in the gain percentage was primarily due to the combination of more competitive consumer rates and modestly higher funding costs in our warehouse facility compared with last year’s fourth quarter.

SG&A.  Selling, general and administrative expenses increased 3% to $202.2 million from $196.7 million in the prior year’s quarter, compared with the 25% increase in total revenues.  The increase in SG&A primarily reflected the increase in sales commissions and other variable store costs associated with the 13% increase in used unit sales, partially offset by benefits from a variety of waste-reduction initiatives.  The SG&A ratio improved to 11.0% in the current year quarter compared with 13.4% in the prior year quarter, due to both our efforts to control overhead costs and the leverage associated with the increases in used unit sales and average selling prices.

For the year, given the weak environment experienced in the last two years, we felt it was prudent to take a particularly cautious approach to SG&A spending.  Accordingly, we made significant curtailments in advertising spending, implemented a wage freeze for all salaried and hourly associates and a hiring freeze at our home office, reduced our management bench strength and deferred developmental and discretionary project spending.  Although we intend to maintain momentum on our initiatives to reduce waste and increase efficiencies, to the extent the economy and our sales improve, we would expect SG&A spending to increase from the current level.

Results.  “We are proud of the efforts of our associates and the resilience of the CarMax business model, which were key factors in our ability to report strong earnings growth, despite what remains a challenging sales environment,” said Folliard.  “Although part of the improvement reflects the easy comparison with last year’s fourth quarter, we are particularly proud of the breadth of factors contributing to our higher earnings, including growth in customer traffic; improvements in sales execution; strong gross profit contributions from retail and wholesale operations; a substantial increase in CAF income; and only modest growth in SG&A.”

Credit Facilities.  As of February 28, 2010, we had net debt of $132.3 million, consisting of $122.5 million outstanding under the revolving credit facility and $28.1 million of capitalized leases, net of $18.3 million of cash and cash equivalents.  At that date, based on then-current inventory levels, we had additional borrowing capacity of $505.4 million under the revolving credit facility, which expires in December 2011.

As of February 28, 2010, $331.0 million of auto loan receivables were funded in the warehouse facility and unused warehouse capacity totaled $869.0 million.

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CarMax, Inc.

Supplemental Financial Information

Sales Components
(In millions)	Three Months Ended February 28 (1)			Fiscal Year Ended February 28 (1)
	2010	2009	Change	2010	2009	Change
Used vehicle sales	$1,529.3	$1,228.7	24.5%	$6,192.3	$5,690.7	8.8%
New vehicle sales	36.6	44.5	(17.9)%	186.5	261.9	(28.8)%
Wholesale vehicle sales	209.5	137.2	52.6%	844.9	779.8	8.3%
Other sales and revenues:
Extended service plan revenues	39.9	31.7	25.9%	144.5	125.2	15.5%
Service department sales	23.5	25.5	(7.7)%	101.1	101.2	0.0%
Third-party finance fees, net	(5.5)	2.9	(287.9)%	0.9	15.3	(93.9)%
Total other sales and revenues	57.9	60.1	(3.6)%	246.6	241.6	2.1%
Net sales and operating revenues	$1,833.2	$1,470.5	24.7%	$7,470.2	$6,974.0	7.1%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

Retail Vehicle Sales Changes
	Three Months Ended February 28			Fiscal Year Ended February 28
	2010	2009		2010	2009
Comparable store vehicle sales:
Used vehicle units	12%	(26	) %	1%	(16)%
New vehicle units	(18)%	(41)%		(29)%	(25)%
Total units	11%	(27)%		0%	(17)%

Used vehicle dollars	23%	(32)%		6%	(21)%
New vehicle dollars	(18)%	(42)%		(29)%	(26)%
Total dollars	22%	(32)%		5%	(21)%

Total vehicle sales:
Used vehicle units	13%	(21)%		3%	(8)%
New vehicle units	(18)%	(41)%		(29)%	(28)%
Total units	13%	(22)%		2%	(9)%

Used vehicle dollars	24%	(27)%		9%	(14)%
New vehicle dollars	(18)%	(42)%		(29)%	(29)%
Total dollars	23%	(27)%		7%	(14)%

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CarMax, Inc.

Retail Vehicle Sales Mix
	Three Months Ended February 28		Fiscal Year Ended February 28
	2010	2009	2010	2009
Vehicle units:
Used vehicles	98%	98%	98%	97%
New vehicles	2	2	2	3
Total	100%	100%	100%	100%

Vehicle dollars:
Used vehicles	98%	96%	97%	96%
New vehicles	2	4	3	4
Total	100%	100%	100%	100%

Unit Sales
	Three Months Ended February 28		Fiscal Year Ended February 28
	2010	2009	2010	2009
Used vehicles	87,924	77,628	357,129	345,465
New vehicles	1,535	1,872	7,851	11,084
Wholesale vehicles	46,340	37,489	197,382	194,081

Average Selling Prices
	Three Months Ended February 28		Fiscal Year Ended February 28
	2010	2009	2010	2009
Used vehicles	$17,232	$15,666	$17,152	$16,291
New vehicles	$23,681	$23,656	$23,617	$23,490
Wholesale vehicles	$4,391	$3,548	$4,155	$3,902

Selected Operating Ratios
(In millions)	Three Months Ended February 28				Fiscal Year Ended February 28
	2010	% (1)	2009	% (1)	2010	% (1)	2009	% (1)

Net sales and operating revenues	$1,833.2	100.0%	$1,470.5	100.0%	$7,470.2	100.0%	$6,974.0	100.0%
Gross profit	$265.2	14.5%	$230.3	15.7%	$1,098.9	14.7%	$968.2	13.9%
CarMax Auto Finance income	$58.9	3.2%	$28.0	1.9%	$175.2	2.3%	$15.3	0.2%
Selling, general, and administrative
expenses	$202.2	11.0%	$196.7	13.4%	$818.7	11.0%	$882.4	12.7%
Operating profit (EBIT) (2)	$121.9	6.7%	$61.5	4.2%	$455.4	6.1%	$101.1	1.4%
Net earnings	$75.4	4.1%	$37.5	2.6%	$281.7	3.8%	$59.2	0.8%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)	Operating profit equals earnings before interest and income taxes.

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CarMax, Inc.

Gross Profit
(In millions)	Three Months Ended February 28			Fiscal Year Ended February 28
	2010	2009	Change	2010	2009	Change
Used vehicle gross profit	$181.7	$158.3	14.8%	$739.9	$644.4	14.8%
New vehicle gross profit	1.1	1.4	(17.2)%	6.7	9.0	(25.3)%
Wholesale vehicle gross profit	43.4	33.1	31.2%	171.5	162.5	5.5%
Other gross profit	39.0	37.6	3.9%	180.8	152.2	18.8%
Total gross profit	$265.2	$230.3	15.2%	$1,098.9	$968.2	13.5%

Gross Profit per Unit
	Three Months Ended February 28				Fiscal Year Ended February 28
	2010		2009		2010		2009
	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$2,067	11.9%	$2,040	12.9%	$2,072	11.9%	$1,865	11.3%
New vehicle gross profit	$733	3.1%	$726	3.0%	$858	3.6%	$814	3.4%
Wholesale vehicle gross profit	$936	20.7%	$882	24.1%	$869	20.3%	$837	20.8%
Other gross profit	$436	67.4%	$473	62.6%	$495	73.3%	$427	63.0%
Total gross profit	$2,965	14.5%	$2,897	15.7%	$3,011	14.7%	$2,715	13.9%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

CAF Income
(In millions)	Three Months Ended February 28		Fiscal Year Ended February 28
	2010	2009	2010 (1)	2009 (1)
Gain on sales of loans originated and sold	$15.8	$15.8	$83.0	$46.5
Other gains (losses)	26.6	(1.0)	26.7	(81.8)
Total gain (loss)	42.4	14.9	109.7	(35.3)
Servicing fee income	10.6	10.3	41.9	41.3
Interest income	18.2	13.5	68.5	48.3
Direct CAF expenses	12.3	10.6	44.9	39.1
CarMax Auto Finance income	$58.9	$28.0	$175.2	$15.3

Loans originated and sold	$444.9	$369.8	$1,855.3	$1,930.2
Gain on sales of loans originated and sold as a percentage of loans originated and sold	3.6%	4.3%	4.5%	2.4%

(1)
To the extent we recognize valuation or other adjustments related to loans originated and sold during previous quarters of the same fiscal year, the sum of amounts reported for individual quarters may not equal the amounts reported for the corresponding full fiscal year.

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CarMax, Inc.

Earnings Highlights
(In millions except per share data)	Three Months Ended February 28			Fiscal Year Ended February 28
	2010	2009	Change	2010	2009	Change
Net earnings	$75.4	$37.5	100.8%	$281.7	$59.2	375.7%
Diluted weighted average shares outstanding	224.9	218.4	3.0%	222.2	219.4	1.3%
Net earnings per share	$0.33	$0.17	94.1%	$1.26	$0.27	366.7%

Expectations for Fiscal Year Ending February 28, 2011

“Based upon improvements in our sales and profitability and the increasing stability in the credit markets, we have decided to resume store growth,” said Folliard.  We plan to take a measured approach by opening the three previously announced stores in fiscal 2011, between three and five stores in fiscal 2012, and between five and ten stores in fiscal 2013.  This approach allows us to maintain our momentum on recent initiatives to reduce waste and increase efficiency while still offering superior quality to customers.  It also allows us to rebuild our store management bench strength and restart our real estate acquisition activity.

The three superstores we plan to open in fiscal 2011 were constructed in fiscal 2009, but we chose not to open them until market conditions improved.  Details of these openings are as follows:

Fiscal 2011 Planned Superstore Openings
Location	Television Market	Market Status	Planned Opening Date	Production Superstores	Non-Production Superstores
Augusta, Georgia	Augusta	New market	May 2010	-	1
Dayton, Ohio	Dayton	New market	June 2010	-	1
Cincinnati, Ohio	Cincinnati	New market	June 2010	1	-
Total openings				1	2

We currently estimate capital expenditures will total approximately $90 million in fiscal 2011.  Compared with the $22.4 million of capital spending in fiscal 2010, the increase in planned fiscal 2011 expenditures reflects real estate acquisitions and construction costs associated with the resumption of store growth, as well as information technology and reconditioning equipment upgrades.

By the end of fiscal 2010, we had achieved a sustainable reduction in average reconditioning costs of approximately $200 per vehicle.  This reduction was primarily accomplished through our emphasis on the consistent application of our reconditioning standards across our entire store base.  These savings will be available to continue to optimize future sales and profitability.  To the extent that the economy and our sales improve, we would expect increased store and overhead spending, including payroll, advertising and other costs, in fiscal 2011.

CarMax Auto Finance.  As of March 1, 2010, we will adopt Accounting Standards Updates 2009-16 and 2009-17 (formerly Statements of Accounting Standards Nos. 166 and 167, respectively).  Pursuant to these pronouncements, we will recognize existing and future transfers of auto loan receivables in term securitizations as secured borrowings, which will result in the recording of the auto loan receivables and the related notes payable to the investors on our consolidated balance sheets.  Term securitizations will be consolidated based on the unpaid principal balance, less an appropriate reserve for credit losses.  We will also account for future transfers of receivables into our warehouse facility as secured borrowings.

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CarMax, Inc.

As of March 1, 2010, we amended our warehouse facility agreement.  As a result, the receivables that were funded in the warehouse facility prior to that date will be consolidated, along with the related notes payable, at their fair value.

As of March 1, 2010, we expect the cumulative effect of these transactions to result in a $3.7 billion increase in total assets (net of a reserve of approximately $60 million for credit losses) and a $3.8 billion increase in total liabilities.

In future periods, CAF income included in the consolidated statement of earnings will no longer include a gain on the sale of loans originated and sold, but instead will reflect the net interest margin generated by the auto loan receivables less direct CAF expenses.  The net interest margin will include the interest and certain other income associated with the auto loan receivables less a provision for estimated credit losses and the interest expense associated with the non-recourse debt issued to fund these receivables.

Including the effect of these changes, we currently estimate that CAF income will be in the range of $145 million to $185 million in fiscal 2011.  Many factors could affect the actual amount of CAF income recognized, including among others, changes in consumer rates and/or funding costs related to new loan originations, changes in loan loss experience, changes in the volume of CAF loan originations and potential regulatory changes.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, April 1, 2010.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 20359875.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on April 1, 2010, through June 22, 2010.  A telephone replay also will be available through April 8, 2010, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291).  The conference I.D. for both domestic and international callers is 20359875.

First Quarter Fiscal 2011 Earnings Release Date

We currently plan to release first quarter sales and earnings on Wednesday, June 23, 2010, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. ET on that date.  Information on this conference call will be available on our investor information home page at investor.carmax.com in June 2010.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2010 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., CarMax currently operates 100 used car superstores in 46 markets.  The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the fiscal year ended February 28, 2010, the company retailed 357,129 used cars and sold 197,382 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

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CarMax, Inc.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
▪	Changes in general or regional U.S. economic conditions.
▪	Changes in the availability or cost of capital and working capital financing.
▪	Changes in consumer credit availability related to our third-party financing providers.
▪	Changes in the competitive landscape within our industry.
▪	Significant changes in retail prices for used or new vehicles.
▪	A reduction in the availability of or access to sources of inventory.
▪	Factors related to the regulatory and legislative environment in which we operate.
▪	The loss of key employees from our store, regional or corporate management teams.
▪	The failure of key information systems.
▪	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
▪	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.
▪	The effect of various litigation matters.
▪	Adverse conditions affecting one or more domestic-based automotive manufacturers.
▪	The occurrence of severe weather events.
▪	Factors related to the seasonal fluctuations in our business.
▪	Factors related to the geographic concentration of our superstores.
▪	Our inability to acquire or lease suitable real estate at favorable terms.
▪	The occurrence of certain other material events.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2009, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4287.  We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Laura Donahue, Vice President, Public Affairs, (804) 747-0422, ext. 4434
Trina Lee, Director, Public Relations, (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended February 28						Fiscal Year Ended February 28
	2010	%	(1)	2009	%	(1)	2010	%	(1)	2009	%	(1)

Sales and operating revenues:
Used vehicle sales	$1,529,310	83.4		$1,228,689	83.6		$6,192,278	82.9		$5,690,658	81.6
New vehicle sales	36,564	2.0		44,544	3.0		186,481	2.5		261,940	3.8
Wholesale vehicle sales	209,474	11.4		137,233	9.3		844,868	11.3		779,785	11.2
Other sales and revenues	57,897	3.2		60,051	4.1		246,566	3.3		241,583	3.5
Net sales and operating revenues	1,833,245	100.0		1,470,517	100.0		7,470,193	100.0		6,973,966	100.0
Cost of sales	1,568,024	85.5		1,240,210	84.3		6,371,323	85.3		6,005,796	86.1
Gross profit	265,221	14.5		230,307	15.7		1,098,870	14.7		968,170	13.9
CarMax Auto Finance income	58,917	3.2		27,968	1.9		175,217	2.3		15,286	0.2
Selling, general and administrative
expenses	202,204	11.0		196,744	13.4		818,691	11.0		882,358	12.7
Interest expense	372	--		1,026	0.1		3,460	--		6,086	0.1
Interest income	142	--		433	--		560	--		1,786	--
Earnings before income taxes	121,704	6.6		60,938	4.1		452,496	6.1		96,798	1.4
Income tax expense	46,344	2.5		23,415	1.6		170,828	2.3		37,585	0.5
Net earnings	$75,360	4.1		$37,523	2.6		$281,668	3.8		$59,213	0.8

Weighted average common shares: (2)
Basic	221,197			217,747			219,527			217,537
Diluted	224,927			218,397			222,234			219,357

Net earnings per share: (2)
Basic	$0.34			$0.17			$1.27			$0.27
Diluted	$0.33			$0.17			$1.26			$0.27

(1) Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

(2) Reflects the March 1, 2009, implementation of the accounting pronouncement related to participating securities and the resulting restatement of the diluted share count for the fourth quarter and the fiscal year ended February 28, 2009.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands)

	February 28 2010	February 28 2009
ASSETS
Current assets:
Cash and cash equivalents	$18,278	$140,597
Accounts receivable, net	99,434	75,876
Auto loan receivables held for sale	30,578	9,748
Retained interest in securitized receivables	552,377	348,262
Inventory	843,133	703,157
Deferred income taxes	5,595	--
Prepaid expenses and other current assets	7,017	10,112

Total current assets	1,556,412	1,287,752

Property and equipment, net	893,453	938,259
Deferred income taxes	57,234	103,163
Other assets	49,092	50,013

TOTAL ASSETS	$2,556,191	$2,379,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$253,267	$237,312
Accrued expenses and other current liabilities	94,557	55,793
Accrued income taxes	6,327	26,551
Deferred income taxes	--	12,129
Short-term debt	883	878
Current portion of long-term debt	122,317	158,107

Total current liabilities	477,351	490,770

Long-term debt, excluding current portion	27,371	178,062
Deferred revenue and other liabilities	117,887	117,288

TOTAL LIABILITIES	622,609	786,120

SHAREHOLDERS’ EQUITY	1,933,582	1,593,067

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,556,191	$2,379,187

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
 (In thousands)

	Fiscal Year Ended February 28
	2010	2009

Operating Activities:
Net earnings	$281,668	$59,213
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	58,328	54,741
Share-based compensation expense	37,858	35,436
Loss on disposition of assets	372	10,728
Deferred income tax provision (benefit)	29,761	(41,502)
Net (increase) decrease in:
Accounts receivable, net	(23,558)	(2,648)
Auto loan receivables held for sale, net	(20,830)	(4,764)
Retained interest in securitized receivables	(204,115)	(77,501)
Inventory	(139,976)	272,620
Prepaid expenses and other current assets	3,095	9,090
Other assets	917	647
Net increase (decrease) in:
Accounts payable, accrued expenses and other current
liabilities and accrued income taxes	31,403	(40,276)
Deferred revenue and other liabilities	(9,103)	(11,193)
Net cash provided by operating activities	45,820	264,591

Investing Activities:
Capital expenditures	(22,434)	(185,700)
Proceeds from sales of assets	662	34,341
Insurance proceeds related to damaged property	447	--
Purchases of money market securities, net	(2,196)	(3,987)
Sales of investments available-for-sale	2,200	--
Net cash used in investing activities	(21,321)	(155,346)

Financing Activities:
Increase (decrease) in short-term debt, net	5	(20,139)
Issuances of long-term debt	606,500	789,800
Payments on long-term debt	(792,981)	(761,827)
Equity issuances, net	31,307	10,162
Excess tax benefits from share-based payment arrangements	8,351	391
Net cash (used in) provided by financing activities	(146,818)	18,387

(Decrease) increase in cash and cash equivalents	(122,319)	127,632
Cash and cash equivalents at beginning of year	140,597	12,965
Cash and cash equivalents at end of year	$18,278	$140,597

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